EXHIBIT 10(J)

KINGSTONE COMPANIES, INC.

15 Joys Lane

Kingston, New York 12401

September 18, 2023

Barry B. Goldstein

c/o Kingstone Companies, Inc.

15 Joys Lane

Kingston, New York 12401

Dear Mr. Goldstein:

Reference is made to the following Stock Grant Agreements, dated as of the dates set forth below, by and between Kingstone Companies, Inc. (the “Company”) and Barry B. Goldstein (the “Grantee”) with respect to the number of shares of Common Stock (the “Shares”) granted pursuant thereto, as amended by the letter agreement, dated June 27, 2022, between the Company and the Grantee (collectively, the “Stock Grant Agreements”):

Date	Number of Shares Subject to Agreement	Number of Unvested Shares
January 3, 2020	157,431	52,477
January 3, 2020	17,191	5,730
January 4, 2021	230,769	115,384
January 4, 2021	21,000	10,500
January 3, 2022	27,300	27,300

The parties agree that, effective as of the date hereof, Section 3 of each of the Stock Grant Agreements is amended to provide that all of the unvested shares of Common Stock shall vest on December 30, 2024 (the “Vesting Date”).

The parties acknowledge and agree that the Company’s Amended and Restated 2014 Equity Participation Plan (the “Plan”) provides, among other things, that, in the event of a Change of Control (as such term is defined in the Plan), the shares of Common Stock subject to the Stock Grant Agreements shall become fully vested and that, in the event that the Plan is further amended to provide otherwise or such Plan provision is determined to be ineffective for any reason, thereupon the shares of Common Stock subject to the Stock Grant Agreements shall become fully vested.

Except as amended hereby, each of the Stock Grant Agreements shall continue in full force and effect in accordance with their respective terms. Without limiting the generality of the foregoing, as provided for in the Stock Grant Agreements, in the event that, prior to the Vesting Date (i) the Grantee’s employment with the Company is terminated other than for Cause, (ii) the Grantee’s employment with the Company is terminated as a result of the Grantee having become Disabled, (iii) the Grantee dies while an employee of the Company, or (iv) the Grantee resigns his employment with the Company for Good Reason, the Shares that were scheduled to vest on the Vesting Date shall instead vest on the date of termination of employment, the date of death or the date of resignation of employment, as the case may be. In addition, as provided for in the letter agreement, dated June 27, 2022, between the Company and the Grantee, as amended and restated, in the event that, prior to the Vesting Date, the Grantee’s employment with the Company is terminated for Cause or the Grantee resigns his employment for any reason, the Shares that were scheduled to vest on the Vesting Date shall instead vest on the date of termination of employment.

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This letter agreement constitutes the entire agreement between the parties with regard to the subject matter hereof. This letter agreement supersedes all prior negotiations, understandings and agreements between the parties hereto with respect to the subject matter hereof, and each party acknowledges and agrees that it has not relied on any representations or promises in connection with this letter agreement not contained herein.

This letter agreement may not be amended, modified, waived or canceled, in part or in full, except in a writing signed by the parties.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

Very truly yours, KINGSTONE COMPANIES, INC.

By:
Meryl S. Golden
Chief Operating Officer

Agreed:

Barry B. Goldstein

William L. Yankus
Chair, Compensation Committee

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